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Exhibit N.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Saratoga Investment Corp. (formerly known as GSC Investment Corp.)

        We have audited the senior securities table (the "table"), included in the accompanying registration statement on Form N-2, of Saratoga Investment Corp. (the "Company"), formerly known as GSC Investment Corp., as of February 28, 2010, 2009 and 2008. This table is the responsibility of the Company's management. Our responsibility is to express an opinion on this table based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the table is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the table, assessing the accounting principles used and significant estimates made by management, and evaluating the overall table presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the table referred to above presents fairly, in all material respects, the senior securities, as defined in Section 18 of the Investment Company Act of 1940, of Saratoga Investment Corp. (formerly known as GSC Investment Corp.) at February 28, 2010, 2009 and 2008 in conformity with U.S. generally accepted accounting principles.

New York, New York
August 30, 2010

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  Exhibit N.2
Report of Independent Registered Public Accounting Firm